EXHIBIT 5

FOLEY & LARDNER

CHICAGO DENVER JACKSONVILLE LOS ANGELES MADISON MILWAUKEE ORLANDO	FIRSTAR CENTER 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5367 TELEPHONE (414) 271-2400 FACSIMILE (414) 297-4900	SACRAMENTO SAN DIEGO SAN FRANCISCO TALLAHASSEE TAMPA WASHINGTON, D.C. WEST PALM BEACH
EMAIL ADDRESS mnolan@foleylaw.com	WRITER'S DIRECT LINE (414) 297-5672	CLIENT/MATTER NUMBER 0861220/0295

October 22, 2001

WPS Resources Corporation
Wisconsin Public Service Corporation
700 North Adams Street
Green Bay, WI 54307

Ladies and Gentlemen:

        We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation ("Resources") and Wisconsin Public Service Corporation, a Wisconsin corporation ("WPSC"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by Resources and WPSC with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating (i) to 62,000 shares of the Common Stock, $1.00 par value per share of Resources (the "Common Stock") and attached stock purchase rights ("Rights"); (ii) $5,300,000 of Deferred Compensation Obligations of Resources and WPSC (the "Obligations"); and (iii) an indeterminate amount of interests in the WPS Resources Corporation Deferred Compensation Plan (the "Plan"), all of which may be issued pursuant to the Plan.

        We have examined: (a) the Plan; (b) the Registration Statement; (c) Articles of Incorporation and Bylaws, as amended to date for each of Resources and WPSC; (d) resolutions of the Board of Directors of Resources relating to the Plans; (e) resolution of the shareholders of Resources approving the Plan; (f) the Rights Agreement dated December 12, 1996, between Resources and Firstar Trust Company (the "Rights Agreement") and (g) such other documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

        1.  Resources and WPSC are each corporations validly existing under the laws of the State of Wisconsin.

        2.  The shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of Resources for services performed, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

        3.  The Rights, attached to the Shares of Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

        4.  The Obligations when issued pursuant to the terms of the Plan, and in connection with deferred compensation payable by WPSC, will be validly issued and binding obligation of WPSC.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Foley & Lardner

FOLEY & LARDNER